Exhibit 10.10

OURA INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This Oura Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2026 Incentive Award Plan (the “Plan”) and shall be effective upon the date of the effectiveness of the registration statement on Form S-1 filed by the Company with the U.S. Securities and Exchange Commission for the Company’s initial public offering (the “IPO”) of its common stock (“Common Stock”). Capitalized terms not otherwise defined herein have the meaning ascribed in the Plan.

Cash Compensation

Effective upon the IPO, annual retainers will be paid in the following amounts to Non-Employee Directors:

Board Service

Chair:	$110,000
Member:	$50,000

Additional Committee Service

	Chair	Member
Audit Committee	$25,000	$15,000
Compensation Committee	$25,000	$15,000
Nominating and Corporate Governance Committee	$20,000	$10,000

Each chair retainer is in lieu of, and not in addition to, the corresponding member retainer. All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. If a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director will be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Equity Compensation

Initial RSU Award:	Unless otherwise approved by the Board prior to commencement of services of an applicable Non-Employee Director, each Non-Employee Director who is initially elected or appointed to serve on the Board after the IPO will be granted an award of RSUs under the Plan or any other applicable Company equity incentive plan then-maintained by the Company covering a number of shares of Common Stock calculated by dividing (i) $500,000 by (ii) the average closing trading price of the Common Stock over the 10 consecutive trading days ending with the trading day immediately preceding the grant date (the “Initial RSU Award”).

The Initial RSU Award will be automatically granted on the date on which such Non-Employee Director commences service on the Board, and will vest as to one-third of the shares subject thereto on each of the first three anniversaries of the applicable grant date such that the shares subject to the Initial RSU Award will be fully vested on the third anniversary of the grant date, subject to the Non-Employee Director continuing in service on the Board through the applicable vesting date.

Annual RSU Award:

Each Non-Employee Director who (i) has been serving on the Board as of the date of an annual meeting of the Company’s stockholders after the IPO (each, an “Annual Meeting”) for at least six months prior to the date of such Annual Meeting and (ii) will continue to serve as a Non-Employee Director immediately following such Annual Meeting, will be granted an award of RSUs under the Plan or any other applicable Company equity incentive plan then-maintained by the Company covering a number of shares of Common Stock calculated by dividing (i) $250,000 by (ii) the average closing trading price of the Common Stock over the 10 consecutive trading days ending with the trading day immediately preceding the grant date (the “Annual RSU Award”).

The Annual RSU Award will be automatically granted on the date of the applicable Annual Meeting, and will vest in full on the earlier of (i) the first anniversary of the grant date and (ii) immediately before the first Annual Meeting following the grant date, subject to the Non-Employee Director continuing in service on the Board through such vesting date.

Election to Defer Issuances

General:	Each Non-Employee Director shall have the opportunity to defer the issuance of the shares underlying RSUs granted under this Program that would otherwise be issued to the Non-Employee Director in connection with the vesting or grant of the RSUs (including, for clarity, Initial RSU Awards and Annual RSU Awards) until the earliest of a fixed date properly elected by the Non-Employee Director, the Non-Employee Director’s Termination of Service or a Change in Control. Any such deferral election (“Deferral Election”) shall be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee thereof (the “Compensation Committee”), in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A of the Code, unless otherwise specifically determined by the Board or the Compensation Committee. If an individual elects to defer the delivery of the shares underlying RSUs granted under this Program, settlement of the deferred RSUs shall be made in accordance with the terms of the Deferral Election.

Election Method:

Each Deferral Election must be submitted to the Company in the form and manner specified by the Board or the Compensation Committee. Deferral Elections must comply with the following timing requirements:

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Initial Deferral Election. Each individual who first becomes a Non-Employee Director may make a Deferral Election with respect to the Non-Employee Director’s RSUs to be granted in the same calendar year as such individual first becomes a Non-Employee Director (the “Initial Deferral Election”). The Initial Deferral Election must be submitted to the Company on or before the date that the individual first becomes a Non-Employee Director (the “Initial Election Deadline”), and the Initial Deferral Election shall become final and irrevocable as of the Initial Election Deadline.

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Annual Deferral Election. No later than December 31 of each calendar year, or such other deadline as may be established by the Board or the Compensation Committee, in its discretion (the “Annual Election Deadline”), each individual who is a Non-Employee Director as of immediately before the Annual Election Deadline may make a Deferral Election with respect to the RSUs to be granted in the following calendar year (the “Annual Deferral Election”). The Annual Deferral Election must be submitted to the Company on or before the applicable Annual Election Deadline and shall become final and irrevocable for the subsequent calendar year as of the applicable Annual Election Deadline.

No portion of an Initial RSU Award or Annual RSU Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board will become vested and exercisable thereafter.

Directors who are Employees who subsequently terminate their employment with the Company and any Subsidiary and remain a Director will not receive an Initial RSU Award, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any Subsidiary, Annual RSU Awards as described above.

Change in Control

Immediately prior to a Change in Control of the Company, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director will become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s Award Agreement.

Certain Terminations

Members of the Board who are employees of the Company who subsequently terminate their employment with the Company and any subsidiary and remain a Board member, to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any subsidiary, an Annual RSU Award as described above.

Reimbursements

The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of such Non-Employee Director’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

Miscellaneous

All provisions of the Plan will apply to the RSUs granted automatically under this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of RSUs hereby are subject in all respects to the terms of the Plan, including, without limitation, the limits on Non-Employee Director compensation set forth in Section 5.5 of the Plan. The grant of RSUs under this Program will be made solely by and subject to the terms set forth in an Award Agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.

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